Exhibit 99.1

Contact: Paul Colasono, CFO                                                                  Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT REPORTS THIRD QUARTER
OPERATING RESULTS

NEW YORK, November 15, 2006 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced its operating results for the third quarter and first nine months of 2006.

Total revenues increased 38% to $42.5 million in the quarter ended September 30, 2006, compared with $30.9 million in the third quarter of 2005. The increase in revenues was essentially offset by a 61% increase in interest expense, resulting in a net loss of $564,000 for the three months ended September 30, 2006, compared with a net loss of $1.4 million in the second quarter of 2006 and net income of $1.7 million in the three months ended September 30, 2005. On a diluted per-share basis, the Company reported a net loss of $0.07 in the three months ended September 30, 2006, compared with a net loss of $0.18 per diluted share in the second quarter of 2006 and net income of $0.22 per diluted share in the prior-year quarter. The weighted average number of basic shares outstanding totaled 7.76 million in the quarter ended September 30, 2006, versus 7.06 million shares in the quarter ended September 30, 2005.

For the nine months ended September 30, 2006, total revenues increased 38% to $121.6 million, compared with $88.1 million in the first nine months of 2005. Interest expense increased 71% to $81.9 million, from $47.8 million in the corresponding period of the previous year, driven in part by a rise of approximately 161 basis points in short term interest rates during the past twelve months. The Company reported a net loss for the nine months ended September 30, 2006 of $167,000, or $0.02 per diluted share, compared with net income of $6.4 million, or $0.91 per diluted share, in the nine months ended September 30, 2005.

Total assets increased 6.1% during the third quarter and 17.7% during the nine months ended September 30, 2006, to $1.56 billion at September 30, 2006, compared with total assets of $1.33 billion as of December 31, 2005. During the third quarter of 2006, the Company acquired and originated $307 million in loans, compared with $233 million in the second quarter of 2006. Total assets increased 36% during the past twelve months, when compared with total assets of $1.15 billion at September 30, 2005. Stockholders' equity totaled $49.0 million, or $6.23 per share, at September 30, 2006, and the Company’s stockholders’ equity-to-assets ratio was 3.13% as of September 30, 2006, compared with 3.58% at December 31, 2005.

While the Federal Reserve did not raise short-term interest rates at its August meeting, Franklin Credit’s third quarter net loss was principally the result of seventeen consecutive Federal Reserve interest rate hikes and a concomitant increase of approximately 400 basis points in the 30-day LIBOR rate since mid-2004. The quarter ended September 30, 2006 included $1.4 million (pre-tax) in gains from the sales of loans, which almost offset the increase in the Company’s interest expense for the quarter, when compared with the prior-year period. The Company sold, for cash and servicing released, $51.5 million of recently originated loans during the third quarter of 2006. “We continue to be optimistic regarding our efforts to position the Company for a resumption in earnings growth,” commented Gordon Jardin, Chief Executive Officer of Franklin Credit Management Corporation.

The Federal Home Loan Bank of Cincinnati’s 30-day advance rate, upon which the Company’s borrowing interest rates are based, increased 22 basis points during the third quarter of 2006. The increase was effective July 1, 2006 and, therefore, negatively impacted the full quarter. This was a major contributor to the $1.6 million (pre-tax) increase in interest expense in the third quarter of 2006, when compared with the quarter ended June 30, 2006. Interest income increased by $583,000 in the third quarter of 2006, compared with the second quarter of 2006, notwithstanding a reduction in the balance of net notes receivable and loans held for investment during the most recent quarter (excluding a $113 million portfolio acquisition on September 29, 2006), when compared with June 30, 2006. Interest income in the 2006 third quarter benefited from a modification of the Company’s accrual policy for loans held for investment, which was based on more seasoning of the portfolio and experience with collection of substantially all interest and principal when these loans are paid off. The third quarter provision for loan losses totaled $1.7 million, compared with a provision of $3.2 million in the second quarter of 2006. The provision in the 2006 second quarter reflected primarily an increase in charge-offs and expected losses on certain portfolios acquired in mid-2004. Gains on loan sales and a lower provision for loan losses contributed to a reduction in the net loss for the 2006 third quarter, when compared with the quarter ended June 30, 2006.

Higher short-term interest rates were also a key factor in the net loss recorded in the third quarter of 2006, when compared with the corresponding quarter in the previous year. A 46% increase in interest income, when compared with the prior-year quarter, was more than offset by a 61% increase in interest expense. As of September 30, 2006, the weighted average interest rate on the Company’s borrowed funds had increased to 8.10%, compared with 7.26% at the end of 2005 and 6.95% at September 30, 2005.

“The interest rate margin on approximately $497 million of existing term debt was reduced by 25 basis points on October 1, 2006 and will be reduced by an additional 25 basis points on at least $445 million in term debt commencing January 1, 2007,” commented Paul Colasono, the Company’s Chief Financial Officer. “While we are pleased with these pricing improvements on about a third of our term debt, more needs to be done in order to lower our overall costs of borrowing. We are vigorously pursuing further improvements in financing terms with our banks and continue to seek additional sources of funding.”

“While we continue to value the commitment and support of our lead senior lender, which has been with us for 18 years, we recognize the importance of achieving a broader diversification of our funding sources at an overall lower cost,” added Mr. Jardin.

In addition to the Company’s higher cost of borrowed funds, operating results during the most recent quarter, when compared with the prior-year period, were negatively impacted by a $3.5 million increase in collection, general and administrative expenses. This increase reflected, for the most part, growth in the Company’s business -- a 35% increase in the Company’s total assets, higher aggregate acquisition and loan origination volume, and a 38% increase in the number of loans serviced -- over the past twelve months. As a percentage of average assets, collection, general and administrative expenses increased to 2.75% during the third quarter of 2006, compared with 2.50% in the prior-year quarter. The Company employed 232 people at September 30, 2006, compared with 206 employees at the end of September 2005, and third-party costs of servicing delinquent loans and originating/acquiring loans increased, including in particular foreclosure legal fees, appraisal costs and title search expenses.

During the third quarter of 2006, the Company purchased a $300 million (notional amount) one-month LIBOR cap with a strike price of 5.75% and a $500 million (notional amount) one-month LIBOR cap with a strike price of 6.0%, both of which will be in effect for one year. “We were able to take advantage of very favorable cap pricing in the capital markets to partially limit our exposure to further increases in our borrowing costs on $300 million of term debt should the 30-day LIBOR rate exceed 5.75% and on a total of $800 million of term debt should such rate exceed 6.0%,” noted Mr. Colasono. “This marks the first time Franklin Credit has utilized the capital markets to hedge a portion of its interest rate risk.”

“While significantly higher funding costs during this very difficult interest rate environment have continued to negatively impact our financial performance, I am confident that Franklin Credit is well-positioned to take strategic advantage of a residential real estate market that continues to deteriorate,” noted Tom Axon, Chairman and President of the Company. “Our business model is designed to manage nonperforming mortgage assets more efficiently than traditional real estate lenders and loan servicing companies, and we are in an excellent position to acquire additional nonperforming mortgage assets in coming quarters. I assure you that I am focused on reducing our overall funding costs.”

Shareholders and other interested parties may participate in Franklin's earnings conference call today, November 15, 2006 at 2:00 pm EST by dialing 888-200-7988 (international participants dial 973-935-8762), and referencing the conference ID 8109812 a few minutes before 2:00 pm EST. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=36692.  A replay of the call will be available through November 21, 2006 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 8109812. The call will also be archived on the Internet through February 12, 2007, at http://www.videonewswire.com/event.asp?id=36692 and on the Company's website at www.franklincredit.com.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the

Company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend additional credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; and (viii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

	September 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Cash and cash equivalents	$5,127,839	$3,886,506
Restricted cash	26,287,705	17,008,649
Short-term investments	16,803,114	16,954,019
Notes Receivable:
Principal	1,102,342,813	934,657,413
Purchase discount	(13,925,438)	(17,809,940)
Allowance for loan losses	(55,361,125)	(67,276,155)
Net notes receivable	1,033,056,250	849,571,318

Originated loans held for sale	7,571,552	12,844,882
Originated loans held for investment, net	407,199,604	372,315,935
Accrued interest receivable	19,031,418	13,341,964
Other real estate owned	22,717,436	19,936,274
Deferred financing costs, net	10,450,580	10,008,473
Other receivables	6,884,779	7,309,505
Building, furniture and equipment, net	3,959,521	4,029,481
Other assets	4,773,770	1,033,583
Total assets	$1,563,863,568	$1,328,240,589

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes payable, net of debt discount of $2,931,637 at September 30, 2006 and $3,002,767 at December 31, 2005	$1,428,725,988	$1,203,880,994
Financing agreements	63,502,316	57,284,085
Accounts payable and accrued expenses	15,598,333	12,971,954
Success fee liability	6,706,541	5,721,918
Deferred income tax liability	374,098	787,470
Total liabilities	1,514,907,276	1,280,646,421

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 3,000,000; issued - none	-	-
Common stock and additional paid-in capital, $.01 par value, 22,000,000 authorized shares; issued and outstanding: 7,870,295 at September 30, 2006 and 7,539,295 at December 31, 2005	22,523,704	21,292,252
Retained earnings	26,432,588	26,599,207
Unearned compensation	-	(297,291)
Total stockholders’ equity	48,956,292	47,594,168

Total liabilities and stockholders’ equity	$1,563,863,568	$1,328,240,589

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
QUARTERS ENDED SEPTEMBER 30, 2006, JUNE 30, 2006 AND SEPTEMBER 30, 2005
NINE MONTHS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

	September 30, 2006	June 30, 2006	September 30, 2005	YTD 2006	YTD 2005
Revenues:
Interest income	$35,855,704	$35,272,864	$24,563,184	$104,570,879	$71,418,710
Purchase discount earned	2,660,711	2,223,710	3,146,839	6,863,384	8,266,115
Gain on sale of notes receivable	94,862	-	644,985	163,911	1,310,887
Gain on sale of originated loans held for sale	1,349,724	170,924	229,906	1,686,520	1,136,139
Gain on sale of other real estate owned	70,056	440,741	535,308	1,312,339	1,191,691
Prepayment penalties and other income	2,435,600	2,335,115	1,753,121	6,975,920	4,797,806
Total revenues	42,466,657	40,443,354	30,873,343	121,572,953	88,121,348

Operating Expenses:
Interest expense	29,494,108	27,898,497	18,283,805	81,884,172	47,777,134
Collection, general and administrative	10,420,831	10,432,793	6,874,657	28,801,503	21,462,817
Provision for loan losses	1,709,165	3,162,146	1,080,155	6,740,440	3,331,087
Amortization of deferred financing costs	1,550,790	1,130,415	1,233,089	3,589,221	2,938,810
Depreciation	286,616	251,613	365,170	849,934	779,997
Total expenses	43,461,510	42,875,464	27,836,876	121,865,270	76,289,845

(Loss)/income	(994,853)	(2,432,110)	3,036,467	(292,317)	11,831,503
Tax (benefit)/provision	(430,898)	(1,042,698)	1,381,029	(125,698)	5,431,118
Net (loss)/income	$(563,955)	$(1,389,412)	$1,655,438	$(166,619)	$6,400,385

Net income per common share:
Basic	$(0.07)	$(0.18)	$0.23	$(0.02)	$1.01
Diluted	$(0.07)	$(0.18)	$0.22	$(0.02)	$0.91